CUSIP No. 66987B 10 3                                         Page 1 of 10 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )(1)

                                  Novacea, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   66987B 10 3
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 9, 2006
-------------------------------------------------------------------------------

              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [   ] Rule 13d-1(b)
         [   ] Rule 13d-1(c)
         [ X ] Rule 13d-1(d)


-----------------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

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CUSIP No. 66987B 10 3                                         Page 2 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person               Domain Partners V, L.P.
    I.R.S. Identification
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box              (a) [ X ]
    if a Member of a Group                 (b) [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                   Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                    5)   Sole Voting               4,151,823 shares
Shares Beneficially               Power                     of Common Stock
Owned by Each
Reporting Person
With                         --------------------------------------------------
                             6)   Shared Voting Power       -0-
                             --------------------------------------------------
                             7)   Sole Disposi-             4,151,823 shares
                                  tive Power                of Common Stock
                             --------------------------------------------------
                             8)   Shared Dis-
                                  positive Power            -0-
                             --------------------------------------------------
9)  Aggregate Amount Beneficially                           4,151,823 shares
    Owned by Each Reporting person                          of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                          17.9%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                                  PN


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CUSIP No. 66987B 10 3                                         Page 3 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person               DP V Associates, L.P.
    I.R.S. Identification
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box              (a) [ X ]
    if a Member of a Group                 (b) [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                   Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                    5)   Sole Voting               98,075 shares
Shares Beneficially               Power                     of Common Stock
Owned by Each
Reporting Person
With                         --------------------------------------------------
                             6)   Shared Voting Power       -0-
                             --------------------------------------------------
                             7)   Sole Disposi-             98,075 shares
                                  tive Power                of Common Stock
                             --------------------------------------------------
                             8)   Shared Dis-
                                  positive Power            -0-
                             --------------------------------------------------
9)  Aggregate Amount Beneficially                           98,075 shares
    Owned by Each Reporting person                          of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                          0.4%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                                  PN

CUSIP No. 66987B 10 3                                         Page 4 of 10 Pages

-------------------------------------------------------------------------------
1)  Name of Reporting Person               Domain Associates, L.L.C.
    I.R.S. Identification
    No. of Above Person
    (Entities Only)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box              (a) [ X ]
    if a Member of a Group                 (b) [   ]
-------------------------------------------------------------------------------
3)  SEC Use Only
-------------------------------------------------------------------------------
4)  Citizenship or Place                   Delaware
    of Organization
-------------------------------------------------------------------------------
Number of                    5)   Sole Voting               100,355 shares
Shares Beneficially               Power                     of Common Stock
Owned by Each
Reporting Person
With                         --------------------------------------------------
                             6)   Shared Voting Power       -0-
                             --------------------------------------------------
                             7)   Sole Disposi-             100,355 shares
                                  tive Power                of Common Stock
                             --------------------------------------------------
                             8)   Shared Dis-
                                  positive Power            -0-
                             --------------------------------------------------
9)  Aggregate Amount Beneficially                           100,355 shares
    Owned by Each Reporting person                          of Common Stock
-------------------------------------------------------------------------------
10) Check if the Aggregate
    Amount in Row (9)
    Excludes Certain Shares
-------------------------------------------------------------------------------
11) Percent of Class
    Represented by                                          0.4%
    Amount in Row (9)
-------------------------------------------------------------------------------
12) Type of Reporting
    Person                                                  OO

CUSIP No. 66987B 10 3                                         Page 5 of 10 Pages

                                  Schedule 13G
                                  ------------

Item 1(a)  -  Name of Issuer:  Novacea, Inc.

Item 1(b)  -  Address of Issuer's Principal Executive Offices:

              601 Gateway Boulevard, Suite 800
              South San Francisco, CA  94080

Item 2(a)  -  Name of Person Filing:

              This statement is being filed by Domain Partners V, L.P., a Delaware limited partnership ("Domain V"), DP V Associates, L.P., a Delaware limited partnership ("DP V A"), and Domain Associates, L.L.C., a Delaware limited liability company (collectively, the "Reporting Persons").

Item 2(b)  -  Address of Principal Business Office:

              One Palmer Square
              Princeton, NJ  08542

Item 2(c)  -  Place of Organization:

              Domain V:  Delaware
              DP V A:  Delaware
              DA:  Delaware

Item 2(d)  -  Title of Class of Securities:

              Common Stock, $.001 par value

Item 2(e)  -  CUSIP Number:  66987B 10 3

Item 3     -  Statements Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

              Not applicable.


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CUSIP No. 66987B 10 3                                         Page 6 of 10 Pages

Item 4     -  Ownership.

              (a) Amount Beneficially Owned:

              Domain V:  4,151,823 shares of Common Stock
              DP V A:  98,075 shares of Common Stock
              DA:  100,355 shares of Common Stock

              (b) Percent of Class:

              Domain IV:  17.9%
              DP IV A: 0.4 %
              DA:  0.4%

              (c) Number of shares as to which such person has:

              (i) sole power to vote or to direct the vote:

              Domain V:  4,151,823 shares of Common Stock
              DP V A:  98,075 shares of Common Stock
              DA:  100,355 shares of Common Stock

              (ii) shared power to vote or to direct the vote: -0-

              (iii) sole power to dispose or to direct the disposition of:

              Domain V:  4,151,823 shares of Common Stock
              DP V A:  98,075 shares of Common Stock
              DA:  100,355 shares of Common Stock

              (iv) shared power to dispose or to direct the disposition of:
              -0-

Item 5     -  Ownership of Five Percent or Less of a Class:

              Not applicable.

Item 6     -  Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable.

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CUSIP No. 66987B 10 3                                         Page 7 of 10 Pages


Item 7     -  Identification and Classification of the Subsidiary Which Acquired
              the Security Being Reported on by the Parent Company:

              Not applicable.

Item 8     -  Identification and Classification of Members of the Group:

              See Exhibit 2.

Item 9     -  Notice of Dissolution of Group:

              Not applicable.

Item 10    -  Certification:

              Not applicable.

CUSIP No. 66987B 10 3                                         Page 8 of 10 Pages


Signature:

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            DOMAIN PARTNERS V, L.P.
                                            By:  One Palmer Square Associates
                                            V, L.L.C., General Partner

                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member

                                            DP V ASSOCIATES, L.P.
                                            By:  One Palmer Square Associates
                                            V, L.L.C., General Partner

                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member


                                            DOMAIN ASSOCIATES, L.L.C.


                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member


Date:  February 13, 2007

CUSIP No. 66987B 10 3                                         Page 9 of 10 Pages



                                  AGREEMENT OF
                            DOMAIN PARTNERS V, L.P.,
                              DP V ASSOCIATES, L.P.
                                       AND
                            DOMAIN ASSOCIATES, L.L.C.
                            PURSUANT TO RULE 13d-1(f)
                            -------------------------

               The undersigned hereby agree that the Information Statement on
Schedule 13G to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.


                                            DOMAIN PARTNERS V, L.P.
                                            By:  One Palmer Square Associates
                                            V, L.L.C., General Partner

                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member

                                            DP V ASSOCIATES, L.P.
                                            By:  One Palmer Square Associates
                                            V, L.L.C., General Partner

                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member


                                            DOMAIN ASSOCIATES, L.L.C.


                                            By  /s/  Kathleen K. Schoemaker
                                              ---------------------------------
                                                     Managing Member


Date:  February 13, 2007

CUSIP No. 66987B 10 3                                        Page 10 of 10 Pages

                                                                       EXHIBIT 2

                        Identification and Classification
                             of Members of the Group
                        ---------------------------------

               Domain Partners V, L.P., DP V Associates, L.P. and Domain Associates, L.L.C. are filing this statement on Schedule 13G as a group.

               Domain Partners V, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company.

               DP V Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates V, L.L.C., a Delaware limited liability company.

               Domain Associates, L.L.C. is a Delaware limited liability company.